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                                                                    EXHIBIT 99.1



                              [BNS Co. Letterhead]



                NOTICE OF ADJUSTMENT UNDER THE BNS CO. (FORMERLY
             BROWN & SHARPE MANUFACTURING COMPANY) RIGHTS AGREEMENT

                                                                    May 21, 2001


To Holders of Record of BNS Co.'s Class A Common Stock and Class B Common Stock:

     On February 13, 1998, the Board of Directors of BNS Co. (the "Company") declared a dividend of one right (the "Rights") to purchase one one-hundredth (1/100th) of a share of Series B Participating Preferred Stock, par value $1.00 per share, of the Company for each outstanding share of Class A Common Stock, par value $0.01 per share, and for each outstanding share of Class B Common Stock, par value $0.01, per share of the Company. The Rights were distributed on March 9, 1998 to stockholders of record at the close of business on such date. The terms of the Rights are set forth in the Rights Agreement dated as of February 13, 1998 between the Company and BankBoston N.A., as Rights Agent.

     In connection with the one-for-five reverse stock split of the outstanding shares of the Company's Class A Common Stock and Class B Common Stock which occurred on May 10, 2001, pursuant to the terms of the Rights Amendment the number of one one-hundredth of a share of Series B Participating Preferred Stock the holders of each Right is entitled to purchase was adjusted from one to five to give effect to such reverse stock split pursuant to the terms of the Rights Amendment. The adjustment became effective on May 10, 2001.

     No action is required on your part as a result of this Notice.

     If you have any questions concerning this adjustment, please contact Andrew
C. Genor, the Company's Chief Financial Officer, at (401) 886-2000.


                                         BNS Co.